--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 10, 2001

                               BE AEROSPACE, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           DELAWARE                         0-18348                       06-1209796
        (STATE OR OTHER                   (COMMISSION                  (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION)           FILE NUMBER)                 IDENTIFICATION NO.)

            1400 CORPORATE CENTER WAY, WELLINGTON, FLORIDA                 33414
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (561) 791-5000

                        EXHIBIT INDEX APPEARS ON PAGE 2.

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--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

     In August 2001, BE Aerospace, Inc., a Delaware corporation ("B/E"), entered into an agreement to acquire M&M Aerospace Hardware, Inc. pursuant to an Acquisition Agreement dated August 10, 2001 among B/E and the shareholders of M&M Aerospace Hardware, Inc. ("M&M") for an initial purchase price of $177 million. A copy of the Acquisition Agreement is attached to this report as
Exhibit 2.1. The $177 million purchase price will consist of $152 million in cash and $25 million in B/E common stock. The selling shareholders have the opportunity to earn an additional amount of up to $23 million in B/E common stock based on M&M's performance. The acquisition remains subject to closing conditions and regulatory approvals and there can be no assurance that this transaction will occur. Closing is expected in approximately one month, at which time about $80 million of the purchase price will be used to repay all of M&M's existing borrowings. M&M Aerospace Hardware, Inc. has a strong competitive position, currently ranking as one of the top five distributors of aerospace fasteners worldwide, and the world's leading independent aftermarket distributor of such products. The company generates nearly 70 percent of its sales from the aftermarket and has more than 3,700 customers worldwide. Offering a broad product line of over 93,000 separate items, M&M is a distributor for virtually every leading manufacturer of aerospace fasteners. The company was established in 1974 and is based in Miami, Florida, near B/E's corporate headquarters and several of B/E's principal manufacturing facilities.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Business to be Acquired.

     The following historical consolidated financial statements and notes thereto are of M&M Aerospace Hardware, Inc. and are attached hereto at pages F-1-F-18.

     - Report of Independent Certified Public Accountants.

     - Consolidated Balance Sheets as of December 31, 2000 and December 31,
       1999.

     - Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998.

     - Consolidated Statements of Stockholders' Equity for the years ended December 31, 2000, 1999 and 1998.

     - Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998.

     - Notes to Consolidated Financial Statements.

     - Consolidated Balance Sheets as of March 31, 2001 and March 31, 2000 (unaudited).

     - Consolidated Statements of Income for the three months ended March 31, 2001 and 2000 (unaudited).

     - Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000 (unaudited).

     - Notes to Consolidated Financial Statements.

     - Consolidated Balance Sheets as of June 30, 2001 and June 30, 2000 (unaudited).

     - Consolidated Statements of Income for the six months ended June 30, 2001 and 2000 (unaudited).

     - Consolidated Statements of Cash Flows for the six months ended June 30, 2001 and 2000 (unaudited).

     - Notes to Consolidated Financial Statements.

     (b) Pro Forma Financial Information

     The following unaudited pro forma consolidated and combined financial statements and notes thereto are attached hereto at pages PF-1 to PF-6.

     - Pro Forma Combined Condensed Statement of Earnings for the year ended February 24, 2001 and Notes.

     - Pro Forma Combined Condensed Statement of Earnings for the three months ended May 26, 2001 and Notes.

     - Pro Forma Combined Condensed Balance Sheet as of May 26, 2001 and Notes.

     (c) Exhibits.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    2.1    Acquisition Agreement dated as of August 10, 2001 among BE
           Aerospace, Inc., a Delaware Company and the shareholders of
           M&M Aerospace Hardware, Inc.
   23.1    Consent of PricewaterhouseCoopers, LLP dated August 21,
           2001.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          BE AEROSPACE, INC.

                                          By: /s/ THOMAS P. MCCAFFREY
                                            ------------------------------------
                                          Name: Thomas P. McCaffrey
                                          Title:  Corporate Senior Vice
                                                  President of
                                              Administration and Chief Financial
                                                  Officer

Date: August 21, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of M&M Aerospace Hardware, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of M&M Aerospace Hardware, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

April 12, 2001, except for
Note 9, as to which the
date is August 10, 2001

                          M&M AEROSPACE HARDWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2000 AND 1999

                                                                  2000            1999
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $     78,270    $    510,973
  Accounts receivable, net of allowance for doubtful
     accounts of $150,000 in 2000 and $100,000 in 1999......    13,774,414      10,976,967
  Inventory, net............................................    93,551,349      96,247,311
  Prepaid expenses and other................................        38,457          46,902
                                                              ------------    ------------
          Total current assets..............................   107,442,490     107,782,153
Property and equipment, net.................................    27,865,874      22,247,435
Property and equipment held for sale........................     7,326,471              --
Other.......................................................       750,792         329,266
                                                              ------------    ------------
          Total assets......................................  $143,385,627    $130,358,854
                                                              ------------    ------------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,960,993    $  4,299,627
  Accrued expenses..........................................     1,436,754       1,304,989
  Current maturities of long-term debt......................     8,025,365      59,252,253
                                                              ------------    ------------
          Total current liabilities.........................    13,423,112      64,856,869
                                                              ------------    ------------
Long-term debt, less current portion........................    73,271,535      13,917,588
                                                              ------------    ------------
Commitments (Note 6)
Stockholders' equity:
  Common stock, par value $.01 per share; 100,000 shares
     authorized, issued and outstanding.....................         1,000           1,000
  Capital contributed in excess of par value................     2,319,500       2,319,500
  Retained earnings.........................................    54,370,480      49,263,897
                                                              ------------    ------------
                                                                56,690,980      51,584,397
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $143,385,627    $130,358,854
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                        2000           1999            1998
                                                    ------------    -----------    ------------
Sales, net........................................  $100,206,322    $97,740,892    $102,292,118
Cost of sales.....................................    55,161,853     52,980,633      54,452,884
                                                    ------------    -----------    ------------
  Gross profit....................................    45,044,469     44,760,259      47,839,234
Operating expenses................................    22,396,366     19,602,376      18,567,882
                                                    ------------    -----------    ------------
  Income from operations..........................    22,648,103     25,157,883      29,271,352
Other income (expense):
  Miscellaneous income............................        15,330          2,716          42,773
  Interest expense, net of capitalized interest...    (5,556,850)    (4,478,027)     (3,688,016)
                                                    ------------    -----------    ------------
          Net income..............................  $ 17,106,583    $20,682,572    $ 25,626,109
                                                    ============    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                        CAPITAL
                                   COMMON STOCK       CONTRIBUTION                        TOTAL
                                 -----------------    IN EXCESS OF      RETAINED      STOCKHOLDERS'
                                 SHARES     AMOUNT     PAR VALUE        EARNINGS         EQUITY
                                 -------    ------    ------------    ------------    -------------
Balance at December 31, 1997...  100,000    $1,000     $2,319,500     $ 29,955,216    $ 32,275,716
  Distributions................       --        --             --      (12,000,000)    (12,000,000)
  Net income...................       --        --             --       25,626,109      25,626,109
                                 -------    ------     ----------     ------------    ------------
Balance at December 31, 1998...  100,000     1,000      2,319,500       43,581,325      45,901,825
  Distributions................       --        --             --      (15,000,000)    (15,000,000)
  Net income...................       --        --             --       20,682,572      20,682,572
                                 -------    ------     ----------     ------------    ------------
Balance at December 31, 1999...  100,000     1,000      2,319,500       49,263,897      51,584,397
  Distributions................       --        --             --      (12,000,000)    (12,000,000)
  Net income...................       --        --             --       17,106,583      17,106,583
                                 -------    ------     ----------     ------------    ------------
Balance at December 31, 2000...  100,000    $1,000     $2,319,500     $ 54,370,480    $ 56,690,980
                                 =======    ======     ==========     ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                        2000           1999            1998
                                                     -----------    -----------    ------------
Cash flows from operating activities:
  Net income.......................................  $17,106,583    $20,682,572    $ 25,626,109
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.................      853,320        731,275         765,554
     Bad debt expense..............................      253,807        103,288          82,980
     Inventory obsolescence provision..............      300,000      1,300,000              --
     Changes in operating assets and liabilities:
     Accounts receivable...........................   (3,051,254)     3,123,789      (1,919,130)
     Inventory.....................................    2,395,962    (14,493,096)    (28,628,980)
     Prepaid expenses..............................        8,445        (24,696)          2,271
     Other assets..................................     (421,526)      (154,610)        (30,865)
     Accounts payable..............................     (338,634)    (3,897,836)      5,890,542
     Accrued expenses..............................      131,765        182,903         322,851
                                                     -----------    -----------    ------------
          Net cash provided by operating
            activities.............................   17,238,468      7,553,589       2,111,332
                                                     -----------    -----------    ------------
Cash flows from investing activities:
  Purchase of property and equipment...............  (13,798,230)    (8,071,281)     (6,268,646)
                                                     -----------    -----------    ------------
          Net cash used in investing activities....  (13,798,230)    (8,071,281)     (6,268,646)
                                                     -----------    -----------    ------------
Cash flows from financing activities:
  Proceeds from notes..............................   15,738,215     11,727,216       5,083,000
  Principal payments on notes......................     (572,949)    (5,418,782)       (425,040)
  Principal (payments) proceeds on revolving line
     of credit, net................................   (7,038,207)     9,264,228      11,582,063
  Distributions....................................  (12,000,000)   (15,000,000)    (12,000,000)
                                                     -----------    -----------    ------------
          Net cash (used in) provided by financing
            activities.............................   (3,872,941)       572,662       4,240,023
                                                     -----------    -----------    ------------
(Decrease) increase in cash and cash equivalents...     (432,703)        54,970          82,709
Cash and cash equivalents at beginning of year.....      510,973        456,003         373,294
                                                     -----------    -----------    ------------
Cash and cash equivalents at end of year...........  $    78,270    $   510,973    $    456,003
                                                     ===========    ===========    ============
Supplemental disclosure:
  Cash paid during the year for interest, net of
     amount capitalized............................  $ 5,588,917    $ 4,321,846    $  3,578,403
                                                     ===========    ===========    ============

   The accompanying notes are an integral part of these financial statements.

1. NATURE OF BUSINESS

     M&M Aerospace Hardware, Inc. and its wholly owned subsidiaries (the "Company") are primarily engaged in the wholesale distribution of aerospace fasteners throughout the world. Foreign sales represent approximately 36% of sales in 2000, 32% of sales in 1999 and 25% of sales in 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of M&M Aerospace Hardware, Inc. and its wholly owned subsidiaries: M&M Aerospace Hardware Ltd., M&M Aerospace Hardware GmbH and M&M Aerospace Hardware SarL. All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Inventory

     Inventory consists primarily of aerospace fasteners held for sale and is recorded at the lower of average cost or market. The Company provides a reserve for potentially excess and obsolete inventory based on management's estimates. The inventory and related reserve is reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known. Reserves for potentially excess and obsolete inventory was approximately $1,600,000 and $1,300,000 at December 31, 2000 and 1999,
respectively.

  Property and Equipment

     Property and equipment placed in service are recorded at cost and includes interest on funds borrowed to finance major capital additions. Capitalized interest was $1,350,000 and $476,000 for the years ended December 31, 2000 and 1999, respectively. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or lease terms. Repair and maintenance costs are charged to expense as incurred; improvements and betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and accumulated depreciation, and any resulting gains or losses are recognized.

     Property and equipment, once deemed to be held for sale, are no longer depreciated and are recorded as property and equipment held for sale at the lesser of their net book value at the time or their estimated selling price, net of selling costs.

  Revenue Recognition

     Sales are recorded upon shipment of the product and when all conditions of the sale are met. Adjustments to arrive at net sales are primarily allowances for discounts and returns.

  Income Taxes

     The Company has elected to be taxed as an S Corporation. In lieu of corporation income taxes, the stockholders of an S Corporation are liable for individual income taxes on their share of the Company's taxable income. Accordingly, no provision for income taxes has been made in the accompanying statements of income and retained earnings.

  Interest rate swap agreements

     The Company accounts for interest rate swap agreements outstanding on the accrual basis. Under accrual accounting, interest payments receivable and payable under the terms of the interest rate swap agreements are accrued over the period to which the payments relate. Interest payments accrued on the swap contracts and any swap fees paid at the inception of the contracts are treated as an adjustment of interest expense on the underlying liability.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" and by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". The effective date of SFAS 133, as amended, is all fiscal quarters of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value, with changes in fair value recorded each period in current earnings or comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

     The Company has only limited involvement in derivatives, represented by interest rate swap agreements on certain variable rate debt. Under this standard, the Company is required to record the change in fair value of the swap agreements on the balance sheet as an asset or liability with the corresponding gain or loss recorded in other comprehensive income. Amounts accumulated in other comprehensive income are reclassified as earnings when the related interest payments affect earnings. Management believes that the adoption of this statement will not have a significant effect in the Company's financial position and results of operations.

  Concentration of Risk

     Credit to customers is extended based on an evaluation of the customer's financial condition. Credit losses are provided for in the statement of income and retained earnings through a charge to operations. Credit terms are consistent with the industry and losses from credit sales have consistently been within management's expectations.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates consist primarily of the allowance for doubtful accounts, the estimated useful lives of the property and equipment and accrued expenses. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2000 and 1999, consist of the following:

                                                 ESTIMATED
                                                   LIFE          2000           1999
                                                 ---------    -----------    -----------
Land...........................................    --         $ 7,878,882    $ 8,170,523
Parking lot....................................    15             232,804        232,804
Buildings......................................    30          22,699,691      5,875,485
Construction in Progress.......................    --                  --      7,723,284
Furniture and equipment........................   5-10          9,472,478      4,484,661
Leasehold improvements.........................   2-7              35,338         34,206
Transportation equipment.......................    5               94,426         94,426
                                                              -----------    -----------
                                                               40,413,619     26,615,389
Less: accumulated depreciation and
  amortization.................................                (5,221,274)    (4,367,954)
                                                              -----------    -----------
                                                              $35,192,345    $22,247,435
                                                              ===========    ===========

     At December 31, 2000, the Company has certain land, building, and furniture and equipment for sale. The adjusted net book value of these items is $7,326,471 at December 31, 2000.

4. LONG-TERM DEBT

     Long-term debt at December 31, 2000 and 1999, consists of the following:

                                                                 2000            1999
                                                              -----------    ------------
Revolving line of credit, interest payable at LIBOR plus
1.7%, adjusted monthly, principal due June 30, 2000.........  $        --    $ 57,502,207
Syndicated revolving line of credit, interest payable at
prime plus 1.0% or the Eurodollar Rate plus 2.50% (9.27% at
December 31, 2000), principal due at June 2003.
Collateralized by certain property..........................   48,400,000              --
Syndicated term note, interest payable at prime plus 1.15%
or the Eurodollar Rate plus 2.65% (9.29% at December 31,
2000). Principal payments of $166,667 are due monthly
through June 2003 at which time the remaining principal
balance is due. Collateralized by certain property..........    9,000,000              --
Swingline loan, interest payable at LIBOR plus 2.50% (9.15%
at December 31, 2000), principal due at June 2003.
Collateralized by certain property..........................    2,064,000              --
Mortgage note, interest payable monthly at prime or LIBOR
plus 2% adjusted daily, (8.82% at December 31, 2000) at the
Company's option Principal payments of $55,925 to begin on
April 2001 through April 2006 at which time the remaining
principal balance is due. Collateralized by certain
property....................................................   11,844,459       7,235,478
Mortgage note, interest payable monthly at LIBOR plus 1.7%,
adjusted daily (8.26% at December 31, 2000). Principal
payments of $54,167 due through October 2004 at which time
the remaining principal balance is due. Collateralized by
certain property............................................    2,545,833              --
Notes payable to certain related parties, interest payable
quarterly at rates ranging from 7-8%, principal due at
various dates through January 2004..........................      402,000         591,500
                                                              -----------    ------------
                                                               74,256,292      65,329,185
                                                              -----------    ------------
MORTGAGES RELATED TO ASSETS HELD FOR SALE:
Mortgage note, interest payable monthly at prime or LIBOR
plus 2%, adjusted daily, (8.82% at December 31, 2000), at
the Company's option Principal and interest due April 2001,
collateralized by certain property..........................    3,397,000       3,397,000
Mortgage note, interest plus $10,420 principal payable
monthly through October 2003, at which time the remaining
principal balance is due Interest payable monthly at prime
or LIBOR plus 2%, adjusted daily, (8.56% at December 31,
2000), at the Company's option, collateralized by certain
property....................................................    2,093,620       2,218,660
Mortgage note, interest plus $25,000 principal payable
monthly through April 2001, at which time the remaining
principal balance is due. Interest payable at either prime
or LIBOR plus 2%, adjusted monthly, (8.73% at December 31,
2000), at the Company's option, collateralized by certain
property....................................................      950,000       1,225,000
Mortgage note, interest plus $33,304 principal payable
monthly through April 2002, at which time the remaining
principal balance is due. Interest payable monthly at prime
or LIBOR plus 2% adjusted daily, (8.82% at December 31,
2000), at the Company's option, collateralized by certain
property....................................................      599,988         999,996
                                                              -----------    ------------
                                                                7,040,608       7,840,656
                                                              -----------    ------------
                                                               81,296,900      73,169,841
Less current portion........................................   (8,025,365)    (59,252,253)
                                                              -----------    ------------
                                                              $73,271,535    $ 13,917,588
                                                              ===========    ============

     The Company's syndicated revolving line of credit (the "Revolver") expires June 30, 2003. The Revolver provides for borrowings not to exceed $70,000,000 (the Revolver at December 31, 1999 provided for borrowings not to exceed $65,000,000). Advances made under the Revolver are based on a formula of eligible inventories and trade receivables. At December 31, 2000, the Company had availability under the Revolver of approximately $3,131,000. The Revolver contains an unused line fee of .125% per annum, payable quarterly on the unutilized portion.

     The Company's swingline loan (the "Swingline") expires June 30, 2003. The Swingline provides for borrowings not to exceed $5,000,000 or, in combination with outstanding balances under the Revolver, the maximum allowable under the Revolver. The Swingline functions in combination with the Company's operating account whereby all deposits made are applied against any outstanding balance and checks/withdrawals presented are paid with proceeds from the Swingline. Interest on the Swingline is payable monthly, and at maturity, at the one month LIBOR rate plus an applicable percentage. Through March 30, 2001 the applicable percentage for the Swingline is initially set at 2.50%. After March 30, 2001, the applicable percentage for the Swingline is adjusted quarterly based on the Company's Leverage Ratio, as defined by the lenders, ranging from 1.95% to 2.75%.

     The Company's syndicated term note (the "Term Note") is due to the same lenders as the Revolver and Swingline (collectively, the "Debt"). The Debt is collateralized by substantially all the assets of the Company and contains covenants requiring the Company, among other things, to comply with certain financial ratios, as defined by the lenders, and limit distributions to its stockholders. As of December 31, 2000 the Company received a waiver from the lenders for certain violations of financial ratios. The Revolver and Term Note allows the Company to have advances charged interest at either (i) the greater of the Federal Funds Rate plus 0.5% plus an applicable percentage or Prime plus an applicable percentage or (ii) the Eurodollar Rate (the quotient of LIBOR divided by one less the Eurodollar Reserve Percentage) plus an applicable percentage. Through March 30, 2001, the applicable percentage for the Revolver is initially set at 1.00% and 2.50% for methods (i) and (ii) above, respectively. After March 30, 2001, the applicable percentages for the Revolver are adjusted quarterly based on the Company's Leverage Ratio, as defined by the lenders, ranging from .45% to 1.25% for method (i) and from 1.95% to 2.75% for method (ii). The applicable percentages for the Term Note are fixed at 1.15% and 2.65% for methods (i) and (ii) above, respectively.

     Under method (i) above, interest is payable monthly. Under method (ii) above, interest is payable at contract maturity which is not to exceed six months or June 30, 2003.

     The aggregate maturities of long-term debt at December 31, 2000 are as follows:

YEAR ENDING
DECEMBER 31,
------------
   2001.....................................................  $ 8,025,365
   2002.....................................................    3,846,139
   2003.....................................................   58,628,651
   2004.....................................................    1,468,944
   2005.....................................................      671,111
Thereafter..................................................    8,656,690
                                                              -----------
                                                              $81,296,900
                                                              ===========

     At December 31, 2000 and 1999, the Company had outstanding interest rate swap agreements with a commercial bank, having a total notional principal amount of approximately $36,247,000 and $26,280,000, respectively. These amounts decrease over time. These agreements effectively fix the Company's interest rate exposure on the respective notional principal amounts of its floating rate debt to rates ranging from 6.0% to 7.5%. These agreements terminate at various times through December 29, 2003. The Company is exposed to credit loss in the event of nonperformance by the counter-parties to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counter-parties.

5. EMPLOYEE BENEFIT PLAN

     The Company has a contributory profit sharing plan (the "Plan") which qualifies under section 401(k) of the Internal Revenue Code for employees meeting certain eligibility requirements. Contributions to the Plan are determined by the Board of Directors prior to the last day of each calendar year. The Company's contribution was approximately $345,000, $266,000 and $292,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

6. COMMITMENTS

     The Company leases sales offices in California, Kansas and Texas and warehouse space in Oklahoma, all pursuant to non-cancelable operating leases. These lease agreements generally require that the Company pay applicable property taxes, insurance, and maintenance costs. Rental expense for the years ended December 31, 2000, 1999 and 1998 was approximately $164,000, $132,000 and $69,000, respectively.

     Future minimum rental payments required under the above operating leases at December 31, 2000 are as follows:

YEAR ENDING
DECEMBER 31,
------------
   2001.....................................................  $171,584
   2002.....................................................    80,321
   2003.....................................................    45,052
                                                              --------
                                                              $296,957
                                                              ========

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of the potential liability, if any, with respect to these matters will not have a material effect on the financial statements of the Company.

7. RELATED PARTY TRANSACTIONS

     The Company sold and purchased certain of its products to and from M&M Manufacturing Corporation (MFG), principally at competitive prices. MFG was owned by one of the stockholders of the Company until its sale in February 1999. Purchases from MFG for the years ended December 31, 1999 and 1998 were approximately $188,000 and $4,347,000, respectively.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2000 and 1999 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying consolidated balance sheet.

     The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

9. SUBSEQUENT EVENTS

     In June and July 2001, the Company sold certain land, building and furniture and equipment for approximately $8,855,000, before selling costs. The net proceeds of the sale were used to reduce debt.

     In August 2001, the stockholders of the Company entered into a stock purchase agreement to sell the Company to BE Aerospace, Inc.

                          M&M AEROSPACE HARDWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                         AS OF MARCH 31, 2001 AND 2000
                                  (UNAUDITED)

                                                                  2001            2000
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --    $         --
  Accounts receivable, net..................................    15,543,821      13,716,095
  Inventory, net............................................    91,172,965      96,888,737
  Prepaid expenses and other................................       128,028          29,506
                                                              ------------    ------------
          Total current assets..............................   106,844,814     110,634,338
Property and equipment, net.................................    28,479,580      25,729,302
Property and equipment held for sale........................     7,326,471              --
Other.......................................................       686,327         294,226
                                                              ------------    ------------
          Total assets......................................  $143,337,192    $136,657,866
                                                              ============    ============

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,172,107    $  3,545,303
  Bank Overdraft............................................       779,667       1,620,120
  Accrued expenses..........................................     1,834,086       1,551,166
  Current maturities of long-term debt......................     8,118,140      60,401,273
                                                              ------------    ------------
          Total current liabilities.........................    12,904,000      67,117,862
                                                              ------------    ------------
Long-term debt, less current portion........................    70,876,831      16,148,797
                                                              ------------    ------------
Commitments
Stockholders' equity:
  Common stock, par value $.01 per share; 100,000 shares
     authorized, issued and outstanding.....................         1,000           1,000
  Capital contributed in excess of par value................     2,319,500       2,319,500
  Retained earnings.........................................    57,235,861      51,070,707
                                                              ------------    ------------
                                                                59,556,361      53,391,207
                                                              ------------    ------------
          Total Liabilities and Stockholders' Equity........  $143,337,192    $136,657,866
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                           FOR THE THREE MONTHS ENDED
                       MARCH 31, 2001 AND MARCH 31, 2000
                                  (UNAUDITED)

                                                                  2001            2000
                                                              ------------    ------------
Sales, Net..................................................  $ 30,311,646    $ 24,971,883
Cost of Sales...............................................   (16,558,186)    (13,466,497)
                                                              ------------    ------------
          Gross Profit......................................    13,753,460      11,505,386
Operating Expenses..........................................    (6,256,544)     (5,466,143)
                                                              ------------    ------------
          Income from Operations............................     7,496,916       6,039,243
Other Income (expense):
  Miscellaneous income......................................        74,803           3,403
  Interest expense (net of capitalized interest)............    (1,706,338)     (1,235,836)
                                                              ------------    ------------
          Net Income........................................  $  5,865,381    $  4,806,810
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED
                       MARCH 31, 2001 AND MARCH 31, 2000
                                  (UNAUDITED)

                                                                 2001           2000
                                                              -----------    -----------
Cash flows from operating activities:
  Net income................................................  $ 5,865,381    $ 4,806,810
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      431,858        184,698
     Bad debt expense.......................................        8,883          5,074
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (1,778,290)    (2,744,201)
       Inventory............................................    2,378,384       (641,426)
       Prepaid expenses.....................................      (89,571)        17,395
       Other assets.........................................       64,465         35,040
       Accounts payable.....................................   (1,788,886)      (754,324)
       Accrued expenses.....................................      397,332        246,177
                                                              -----------    -----------
          Net cash provided by operating activities.........    5,489,556      1,155,243
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of property and equipment........................   (1,045,564)    (3,666,565)
                                                              -----------    -----------
          Net cash used in investing activities.............   (1,045,564)    (3,666,565)
                                                              -----------    -----------
Cash flows from financing activities:
  Bank overdraft............................................      779,667      1,620,120
  Proceeds from notes.......................................           --      2,262,467
  Principal payments on notes...............................   (2,301,929)      (106,260)
  Principal proceeds from revolving line of credit, net.....           --      1,224,022
  Distributions.............................................   (3,000,000)    (3,000,000)
                                                              -----------    -----------
          Net cash (used in) provided by financing
             activities.....................................   (4,522,262)     2,000,349
                                                              -----------    -----------
(Decrease) Increase in cash and cash equivalents............      (78,270)      (510,973)
Cash and cash equivalents at beginning of period............       78,270        510,973
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $        --    $        --
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of M&M Aerospace Hardware, Inc. (the "Company") presented herein do not include all disclosures required by accounting principles generally accepted in the United States of America for a complete set of financial statements. In the opinion of management, these financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of interim periods.

     The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations to be expected for the year ended December 31, 2001. The unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Current Report on Form 8-K as filed by BE Aerospace, Inc. with the Securities and Exchange Commission on August 21, 2001.

2.  SUBSEQUENT EVENTS

     In June and July 2001, the Company sold certain land, building and furniture and equipment for approximately $8,855,000, before selling costs. The net proceeds of the sale were used to reduce debt.

     In August 2001, the stockholders of the Company entered into a stock purchase agreement to sell the Company to BE Aerospace, Inc.

                          M&M AEROSPACE HARDWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                     AS OF JUNE 30, 2001 AND JUNE 30, 2000
                                  (UNAUDITED)

                                                                  2001            2000
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,217,006    $    310,581
  Accounts receivable, net..................................    15,147,472      14,230,684
  Inventory, net............................................    92,952,413      96,399,346
  Prepaid expenses and other................................       249,393          36,753
                                                              ------------    ------------
     Total current assets...................................   110,566,284     110,977,364
Property and equipment, net.................................    28,473,237      29,548,263
Property and equipment held for sale........................     4,069,597              --
Other.......................................................       637,139         866,851
                                                              ------------    ------------
     Total assets...........................................  $143,746,257    $141,392,478
                                                              ============    ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,530,459    $  5,334,438
  Accrued expenses..........................................     3,158,275       1,394,685
  Current maturities of long-term debt......................     6,621,727       7,453,839
                                                              ------------    ------------
     Total current liabilities..............................    13,310,461      14,182,962
                                                              ------------    ------------
Long-term debt, less current portion........................    68,119,340      71,454,767
                                                              ------------    ------------
Commitments
Stockholders' equity:
  Common stock, par value $.01 per share; 100,000 shares
     authorized, issued and outstanding.....................         1,000           1,000
  Capital contributed in excess of par value................     2,319,500       2,319,500
  Retained earnings.........................................    59,995,956      53,434,249
                                                              ------------    ------------
                                                                62,316,456      55,754,749
                                                              ------------    ------------
     Total Liabilities and Stockholders' Equity.............  $143,746,257    $141,392,478
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
            FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND JUNE 30, 2000
                                  (UNAUDITED)

                                                                  2001            2000
                                                              ------------    ------------
Sales, Net..................................................  $ 59,545,456    $ 50,346,871
Cost of Sales...............................................   (32,395,238)    (27,357,820)
                                                              ------------    ------------
     Gross Profit...........................................    27,150,218      22,989,051
Operating Expenses..........................................   (12,547,342)    (10,371,605)
                                                              ------------    ------------
     Income from Operations.................................    14,602,876      12,617,446
Other Income (expense):
  Miscellaneous income......................................        81,795          11,774
  Interest expense (net of capitalized interest)............    (3,396,546)     (2,458,870)
  Gain on sale of assets....................................       337,351              --
                                                              ------------    ------------
     Net Income.............................................  $ 11,625,476    $ 10,170,350
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND JUNE 30, 2000

                                                                  2001            2000
                                                              ------------    ------------
Cash flows from operating activities:
  Net income                                                  $ 11,625,476    $ 10,170,350
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                                 869,486         353,250
     Bad debt expense                                               50,572          48,268
     Gain on sale of building                                     (337,351)             --
     Changes in operating assets and liabilities:
       Accounts receivable                                      (1,423,630)     (3,301,984)
       Inventory                                                   598,936        (152,035)
       Prepaid expenses                                           (210,936)         10,148
       Other assets                                                113,653        (537,585)
       Accounts payable                                           (430,534)      1,034,811
       Accrued expenses                                          1,721,521          89,697
                                                              ------------    ------------
          Net cash provided by operating activities             12,577,193       7,714,920
                                                              ------------    ------------
Cash flows from investing activities:
  Purchase of property and equipment                            (1,476,849)     (7,654,078)
  Proceeds from sale of property                                 3,594,225              --
                                                              ------------    ------------
          Net cash provided by (used in) investing
            activities                                           2,117,376      (7,654,078)
                                                              ------------    ------------
Cash flows from financing activities:
  Proceeds from notes                                                   --      63,453,492
  Principal payments on notes                                   (6,555,833)       (212,520)
  Principal payments to revolving line of credit, net                   --     (57,502,206)
  Distributions                                                 (6,000,000)     (6,000,000)
                                                              ------------    ------------
          Net cash used in financing activities                (12,555,833)       (261,234)
                                                              ------------    ------------
(Decrease) Increase in cash and cash equivalents                 2,138,736        (200,392)
Cash and cash equivalents at beginning of period                    78,270         510,973
                                                              ------------    ------------
Cash and cash equivalents at end of period                    $  2,217,006    $    310,581
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                          M&M AEROSPACE HARDWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2001
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of M&M Aerospace Hardware, Inc. (the "Company") presented herein do not include all disclosures required by accounting principles generally accepted in the United States of America for a complete set of financial statements. In the opinion of management, these financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of interim periods.

     The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results of operations to be expected for the year ended December 31, 2001. The unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Current Report on Form 8-K as filed by BE Aerospace, Inc. with the Securities and Exchange Commission on August 21, 2001.

2. ASSETS HELD FOR SALE

     On June 6, 2001, the Company sold certain land, building and furniture and equipment held for sale for $3,605,000, before selling costs, recording a gain of approximately $317,000. From the proceeds of the sale the Company paid off outstanding debts totaling approximately $3,327,000.

3. SUBSEQUENT EVENTS

     In July 2001, the Company sold certain land, building and furniture and equipment for approximately $5,250,000, before selling costs. The net proceeds of the sale were used to reduce debt.

     In August 2001, the stockholders of the Company entered into a stock purchase agreement to sell the Company to BE Aerospace, Inc.

                               BE AEROSPACE, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The unaudited pro forma combined condensed statements of earnings and unaudited pro forma combined condensed balance sheet give effect to the acquisition of M&M Aerospace Hardware, Inc. (the "Acquisition") by BE Aerospace, Inc. ("B/E") on a purchase accounting basis. Following is a summary of the Acquisition's estimated aggregate purchase price (in thousands):

Cash........................................................  $152,000
Market value of B/E stock to be issued to M&M
  stockholders..............................................    48,000
Assumed liabilities.........................................    12,006
                                                              --------
                                                              $212,006
                                                              ========

     $23 million of the purchase price, payable in B/E stock, is contingent upon M&M's operating results for calendar 2001, which management assumes will be met.

     The pro forma combined condensed statement of earnings for the fiscal year ended February 24, 2001 is comprised of B/E's results for the fiscal year ended February 24, 2001 and M&M's results for the year ended December 31, 2000. The pro forma combined condensed statement of earnings for the three months ended May 26, 2001 is comprised of the B/E's results for the three months ended May 26, 2001 and M&M's results for the three months ended March 31, 2001. The pro forma combined condensed balance sheet as of May 26, 2001 has been prepared by combining B/E's consolidated balance sheet as of May 26, 2001 with M&M's balance sheet as of March 31, 2001.

     The pro forma combined condensed statements of earnings for the fiscal year ended February 24, 2001 and the three months ended May 26, 2001 assume that the Acquisition occurred on February 27, 2000. The pro forma combined condensed balance sheet as of May 26, 2001 assumes that the Acquisition occurred on May 26, 2001. The pro forma combined condensed statements of earnings and balance sheet do not purport to represent the results of operations or financial position of B/E had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Certain of the pro forma adjustments represent estimates of costs to be incurred in connection with the Acquisition. No assurance can be given as to the amount of costs that will actually be incurred. The above pro forma allocation of the purchase price to the acquired assets and liabilities is based on management's estimate of the respective fair values at this early stage of the valuation process. However, such allocation is preliminary and is subject to the completion of a comprehensive valuation process. Accordingly, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein. In addition, although B/E has entered into an agreement in connection with the Acquisition, the proposed transaction is subject to various closing conditions and receipt of regulatory approvals. Accordingly, there can be no assurance that this proposed transaction will occur or, if it occurs, there can be no assurance that the terms will not change.

     The pro forma combined condensed financial information is based upon certain other assumptions and adjustments described in the notes to the pro forma condensed financial statements.

     The unaudited pro forma combined condensed statements of earnings and unaudited pro forma combined condensed balance sheet, in accordance with the Securities and Exchange Commission regulations, exclude acquisitions which individually and in the aggregate were not significant to the periods in which they were consummated.

     In July 2001, the Financial Accounting Standard Board issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 141 is not expected to have a significant impact on the results of operations or financial position of B/E. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on an annual basis. SFAS No. 142 is effective for B/E's fiscal year beginning February 24, 2002. While B/E has not fully evaluated all the provisions of SFAS No. 142, it is expected that applying the provisions of SFAS No. 142 would eliminate a portion of amortization expense. During the year ended February 24, 2001, amortization of intangible assets was approximately $23 million.

                               BE AEROSPACE, INC.

               PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                                  (UNAUDITED)

                                                           YEAR ENDED FEBRUARY 24, 2001
                                                 ------------------------------------------------
                                                   B/E         M&M       ADJUSTMENTS    PRO FORMA
                                                 --------    --------    -----------    ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales......................................  $666,444    $100,206     $     --      $766,650
Cost of sales..................................   416,626      55,162           --       471,788
                                                 --------    --------     --------      --------
Gross profit...................................   249,818      45,044           --       294,862
Operating expenses:
  Research, development and engineering........    48,898          --                     48,898
  Selling, general and administrative..........    92,541      22,381                    114,922
  Amortization expense.........................    23,408          --        2,286(a)     25,694
  Acquisition and initial public offering
     costs.....................................     8,276          --           --         8,276
                                                 --------    --------     --------      --------
          Total operating expenses.............   173,123      22,381        2,286       197,790
                                                 --------    --------     --------      --------
Operating earnings.............................    76,695      22,663       (2,286)       97,072
Interest expense, net..........................    54,170       5,556        4,958(b)     64,684
                                                 --------    --------     --------      --------
Earnings before income taxes...................    22,525      17,107       (7,244)       32,388
Income taxes...................................     2,253          --          986(c)      3,239
                                                 --------    --------     --------      --------
Net earnings...................................  $ 20,272    $ 17,107     $ (8,230)     $ 29,149
                                                 ========    ========     ========      ========
  Basic earnings per share.....................  $   0.80                               $   1.03
                                                 ========                               ========
  Weighted average common shares...............    25,359                    2,824(d)     28,183
  Diluted earnings per share...................  $   0.78                               $   1.02
                                                 ========                               ========
  Weighted average common shares...............    25,889                    2,824(d)     28,713
OTHER DATA:
  Depreciation.................................  $ 19,347    $    853                   $ 20,200
  EBITDA(e)....................................   127,726      23,516                    151,242

---------------
(a) In accordance with SFAS No. 142, reflects amortization expense associated with identified intangible assets acquired in connection with the Acquisition over estimated lives of 7 - 10 years.

(b) Represents the additional interest expense for the year ended February 24, 2001 after giving effect to the acquisition of M&M and the increase in borrowings.

(c) Adjustments to reflect income tax effects based on B/E's combined state and federal statutory rate of 10%. Upon completion of the acquisition, M&M will be included in B/E's consolidated income tax return and the effective tax rate will approximate B/E's effective tax rate.

(d) Reflects shares of common stock to be issued in connection with the Acquisition.

(e) EBITDA represents earnings before deducting interest expense, income tax expense, acquisition and initial public offering costs, and depreciation and amortization expense. EBITDA is not a measurement in accordance with GAAP and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net earnings or operating cash flow as a measure of B/E's profitability.

                               BE AEROSPACE, INC.

               PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED MAY 26, 2001
                                                  -----------------------------------------------
                                                    B/E         M&M      ADJUSTMENTS    PRO FORMA
                                                  --------    -------    -----------    ---------
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales.......................................  $176,833    $30,311      $    --      $207,144
Cost of sales...................................   110,927     16,558           --       127,485
                                                  --------    -------      -------      --------
Gross profit....................................    65,906     13,753           --        79,659
Operating expenses:
  Research, development and engineering.........    12,080         --           --        12,080
  Selling, general and administrative...........    24,883      6,180           --        31,063
  Amortization expense..........................     6,349         --          571(a)      6,920
                                                  --------    -------      -------      --------
Total operating expenses........................    43,312      6,180          571        50,063
                                                  --------    -------      -------      --------
Operating earnings..............................    22,594      7,573         (571)       29,596
Interest expense, net...........................    13,974      1,708          506(b)     16,188
                                                  --------    -------      -------      --------
Earnings before income taxes and extraordinary
  item..........................................     8,620      5,865       (1,077)       13,408
Income taxes....................................       862         --          479(c)      1,341
                                                  --------    -------      -------      --------
Earnings before extraordinary item..............  $  7,758    $ 5,865      $(1,556)     $ 12,067
                                                  ========    =======      =======      ========
Basic earnings (loss) per share:
  Net earnings before extraordinary item........  $   0.26                              $   0.37
                                                  ========                              ========
  Weighted average common shares................    29,562                   2,824(d)     32,386
Diluted earnings per share:
  Net earnings before extraordinary item........  $   0.25                              $   0.36
                                                  ========                              ========
  Weighted average common shares................    30,903                   2,824(d)     33,727
OTHER DATA:
  Depreciation..................................  $  5,796    $   432                   $  6,228
  EBITDA(e).....................................    34,739      8,005                     42,744

---------------
(a) In accordance with SFAS No. 142, reflects amortization expense associated with identified intangible assets acquired in connection with the Acquisition over estimated lives of 7 - 10 years.

(b) Represents the additional interest expense for the three months ended May 26, 2001 after giving effect to the acquisition of M&M and the increase in borrowings.

(c) Adjustments to reflect income tax effects based on B/E's combined state and federal statutory rate of 10%. Upon completion of the acquisition, M&M will be included in B/E's consolidated income tax return and the effective tax rate will approximate B/E's effective tax rate.

(d) Reflects shares of common stock to be issued in connection with the acquisition.

(e) EBITDA represents earnings before deducting interest expense, income tax expense, acquisition and initial public offering costs, and depreciation and amortization expense. EBITDA is not a measurement in accordance with GAAP and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net earnings or operating cash flow as a measure of B/E's profitability.

                               BE AEROSPACE, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                             AS OF MAY 26, 2001
                                            -----------------------------------------------------
                                                                       COMBINED
                                               B/E          M&M       ADJUSTMENTS      PRO FORMA
                                            ----------    --------    -----------      ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                  ASSETS
Current assets:
  Cash and cash equivalents...............  $  143,322    $     --     $  67,000(a)    $   58,322
                                                                        (152,000)(c)
  Accounts receivable -- trade, net.......     101,204      15,543            --          116,747
  Inventories, net........................     138,200      91,173       (40,000)(e)      189,373
  Other current assets....................      51,203         128            --           51,331
                                            ----------    --------     ---------       ----------
          Total current assets............     433,929     106,844      (125,000)         415,773
Property & equipment, net.................     152,573      35,806            --          188,379
Intangible & other assets, net............     451,453         687        60,669(d)       560,809
                                                                           8,000(b)
                                                                          40,000(e)
                                            ----------    --------     ---------       ----------
                                            $1,037,955    $143,337     $ (16,331)      $1,164,961
                                            ==========    ========     =========       ==========
    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................  $   53,373    $  2,952     $    (780)(d)   $   55,545
  Accrued liabilities.....................      68,808       1,834         8,000(b)        78,642
  Current portion of long-term debt.......         826       8,118        (8,118)(d)          826
                                            ----------    --------     ---------       ----------
          Total current liabilities.......     123,007      12,904          (898)         135,013
Long-term debt............................     701,506      70,877       (70,877)(d)      768,506
                                                                          67,000(a)
Other liabilities.........................      26,922          --            --           26,922
                                            ----------    --------     ---------       ----------
          Total liabilities...............     851,435      83,781        (4,775)         930,441
                                            ----------    --------     ---------       ----------
Stockholders' equity:
  Common stock............................         321           1            (1)(d)          349
                                                                              28(c)

  Additional paid-in capital..............     368,090       2,320        (2,320)(d)      416,062
                                                                          47,972(c)
  Retained earnings (deficit).............    (156,153)     57,235       (57,235)(d)     (156,153)
  Cumulative foreign exchange translation
     adjustment...........................     (25,738)         --            --          (25,738)
                                            ----------    --------     ---------       ----------
          Total stockholders' equity......     186,520      59,556       (11,556)         234,520
                                            ----------    --------     ---------       ----------
                                            $1,037,955    $143,337     $ (16,331)      $1,164,961
                                            ==========    ========     =========       ==========

---------------
(a) Reflects the incurrence of an aggregate $67,000 of indebtedness, and the proceeds therefrom.

(b) For pro forma purposes the Acquisition has been accounted for as a purchase pursuant to SFAS No. 141, "Business Combinations." Accordingly, the purchase price has been allocated to the assets and liabilities based on their relative fair values. Such allocations are subject to final determination based on valuations and other studies to be performed subsequent to closing. The final values may differ from those set forth below.

Accounts receivable.........................................  $ 15,543
Inventories.................................................    51,173
Other current assets........................................       128
Property and equipment......................................    35,806
Intangible & other long term assets.........................   109,356
                                                              --------
Aggregate purchase price....................................   212,006
Accounts payable & accrued liabilities......................   (12,006)
                                                              --------
Net consideration paid......................................  $200,000
                                                              ========

(c) Reflects the $152,000 cash payment and the issuance of common stock used to fund the remainder of the Acquisition purchase price, $23,000 of which is contingent upon M&M's operating results through December 31, 2001, which management assumes will be met.

(d) To eliminate stockholders equity and record repayment of note payable by selling shareholders at closing.

(e) To reclassify M&M inventory balances consistent with B/E's accounting policies.